EXHIBIT 22

                     Subsidiaries of Silgan Holdings Inc.



Silgan Corporation

     Silgan Plastics Corporation <F1>

          827599 Ontario Inc. (Canadian Holdco.) <F2>

               Express Plastic Containers Limited <F3>


     Silgan Containers Corporation <F1>

          California-Washington Can Corporation <F4>

     828745 Ontario Inc. (NRO, Ltd.) <F1>

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[FN]

<F1> Wholly-owned subsidiary of Silgan Corporation.

<F2> Wholly-owned subsidiary of Silgan Plastics Corporation.

<F3> Wholly-owned subsidiary of Canadian Holdco.

<F4> Wholly-owned subsidiary of Silgan Containers Corporation.